EXHIBIT 99.2

Paramount Gold Closes Additional Financing at $3.50 per share

Tuesday, January 10, 2006, 4:05 pm ET

Ottawa, Ontario – (BUSINESS WIRE) – January 10, 2006 – Paramount Gold Mining Corp. (OTC:PGDP and Frankfurt:P6G) is pleased to announce the closing of a US$500,000 financing of restricted stock at US$3.50 per share. There are no warrants attached and no finder fees were paid. This financing is in addition to the US$500,000 financing that the Company announced on January 4, 2006 at US$3.20 per share.

“Alpha Capital of London, England has invested an additional $500,000 in Paramount, again at a premium to the current market price of the stock”, commented Chris Crupi, President and CFO. “Alpha Capital continues to be a very strong supporter of our company, having now invested a total of $1 million. They have introduced us to their expansive network which has really helped to increase our profile within the European investment community and enhance our future financing ability.”

Paramount will use the funds to commence drill programs at their San Miguel and newly-acquired La Blanca projects in Mexico, and their Linda project in Peru (a partnership with Minera ABX Exploraciones, a subsidiary of Barrick Gold (NYSE:ABX)), now the world’s largest gold company. The Company is currently in the process of securing the required permits, and plans to begin drilling in February 2006.

Bill Reed, Manager of Exploration in Mexico commented “The additional funds will enable us to fast-track our drill programs at both San Miguel and our newly-acquired La Blanca property, which has a drill-indicated resource of 29 million ounces of silver. I am confident we can significantly increase the size of this resource in the very near future.”

About Paramount Gold

Paramount Gold Mining Corp. is a precious metals exploration and development company. It is management's objective to grow Paramount into a significant gold and precious metals producer by developing the San Miguel and Linda projects in Mexico and Peru, and by acquiring other advanced-stage projects and/or producing mines in the most prolific precious metal districts in the world. The Company trades on the OTC market under the symbol “PGDP” and on the Frankfurt Exchange under the symbol “P6G”. For more information, please visit the Company’s web site at: www.paramountgold.com (now available in the following languages: English, German, French, Spanish, and Mandarin).

Contact:

Investor Relations:

Skyline Communications, 613-226-9881

toll-free: 1-866-481-2233

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